EXHIBIT 99.1
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                                Investor Contact: Nancy S. Murray   212.813.7862





POLO RALPH LAUREN CONFIRMS FOURTH QUARTER TARGET,
PROVIDES FISCAL 2003 GUIDANCE


o        Anticipates Reporting Adjusted Fourth Quarter EPS of $0.43 to $0.45 on
         May 22nd

o        Expects Fiscal Year 2003 Adjusted EPS of $1.80-$1.90


New York (April 5, 2002) - Polo Ralph Lauren Corporation (NYSE: RL) today provided the following adjusted diluted earnings per share guidance for the fourth fiscal quarter ended March 30, 2002 and for the fiscal year 2003 ending March 29, 2003.

The company anticipates that it will report as adjusted diluted earnings per share for the fourth quarter of approximately $0.43 to $0.45. It anticipates reporting actual diluted earnings per share of approximately $0.48 to $0.52 for the fourth quarter that will now reflect the European operations earnings for January, February and March 2002, where previously the business had been reported in the consolidated financial statements on a three-month lag.

The fourth quarter as adjusted results will exclude approximately $25 million of pre-tax earnings resulting from the change in the reporting periods of the European operations, and a pre-tax foreign currency gain of approximately $1.5 million. These earnings will be offset by an increase of approximately $10 million pre-tax restructuring reserve for Club Monaco store lease obligations. The real estate reserve, which originally arose in the FY01 Restructuring and Special Charge Plan, was increased due to the less favorable real estate market following the terrorist attacks on September 11th. In addition, the Company will make an

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$8 million pre-tax contribution to the Ralph Lauren Foundation that provides philanthropic and volunteer support to organizations focused on health, educational and cultural initiatives.

For fiscal year 2003, adjusted diluted earnings per share are expected to be between $1.80 and $1.90 driven by single digit revenue growth and improvements in margins and ongoing inventory improvement.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium apparel and lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 30 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Polo Sport", "Ralph Lauren", "RALPH", "Lauren", "Polo Jeans Co.", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands.

Certain statements including, without limitation, and the statements relating to the earnings outlook for the fourth quarter fiscal 2002 and fiscal 2003 contained herein constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve certain risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ are the following: risks associated with a general economic downturn and other events leading to a reduction in discretionary consumer spending; risks associated with implementing the Company's plans to enhance its worldwide luxury retail business, inventory management program and operating efficiency initiatives; risks associated with changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors; changes in global economic conditions; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with consolidations, restructurings and other ownership changes in the retail industry; risks associated with competition in the segments of the fashion and consumer product industries in which the Company operates, including the Company's ability to shape, stimulate and respond to changing consumer tastes and demands by producing attractive products, brands and marketing, and its ability to remain competitive in the areas of quality and price; risks associated with uncertainty relating to the Company's ability to implement its growth strategies; risks associated with the Company's entry into new markets either through internal development activities or through acquisitions; risks associated with the possible adverse impact of the Company's unaffiliated manufacturers' inability to manufacture in a timely manner, to meet quality standards or to use acceptable labor practices and other factors detailed in the filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to

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publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information in this press release presents the effects of Adjusted EPS which excludes items that are included in actual EPS under Generally Accepted Accounting Principles as we believe the information is useful given the significance of such items and so that our business can be assessed on operating results. This non-GAAP measure should not be considered as any measure of performance or liquidity under generally accepted accounting principles such as net income and cash flows from operating activities and such measure may not be comparable to similarly titled measures of other companies.

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